Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Share Option and RSU Plan of Ceragon Networks Ltd. of our reports dated March 31, 2019, with respect to the consolidated financial statements of Ceragon America Latina Ltda. and the effectiveness of internal control over financial reporting of Ceragon America Latina Ltda. included in Ceragon Networks Ltd. Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Sao Paulo, SP	/s/ Mazars Auditores Independentes S.S.
March 31, 2020